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                                  EXHIBIT 11.1



                              SUNPHARM CORPORATION
                          CALCULATION OF LOSS PER SHARE



For the Three Months Ended March 31, 1996

Weighted Average Shares Outstanding:


Total Shares     # Days Outstanding
  2,884,535   x        91           =   262,492,685 / 91    =    2,884,535


Net Loss                   ( 653,464)     =         $(0.23) Per Share
                           ----------
Weighted Average Shares    2,884,535



For the Three Months Ended March 31, 1995

Weighted Average Shares Outstanding:

       Total Shares      # Days Outstanding
       ------------      ------------------
       1,780,847      x        12            =      21,370,164
       2,719,535      x        35            =      95,183,725
       2,884,535      x        43            =     124,035,005
       ---------               ---                 -----------
                               90                  240,588,894 / 90  = 2,673,210



Net Loss                       (1,514,303)     =  $(0.57) Per Share
                               -----------
Weighted Average Shares         2,673,210












                                       11

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